UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (or Date of Earliest Event Reported): March 18, 2010

THE GOLDFIELD CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	1-7525	88-0031580
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(IRS Employer Identification No.)

1684 West Hibiscus Blvd. Melbourne, FL	32901
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (321) 724-1700

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On March 18, 2010, the Board of Directors of The Goldfield Corporation (“Goldfield” or the “Company”) approved the actions of the Benefits and Compensation Committee of the Board of Directors (the “Committee”) set forth below with regard to the annual incentive compensation earned in 2009 and compensation eligible to be earned in 2010 by John H. Sottile, Chairman, President and Chief Executive Officer of Goldfield, Stephen R. Wherry, Senior Vice President, Treasurer and Chief Financial Officer of Goldfield and Robert L. Jones, President of Southeast Power Corporation, Goldfield’s electrical construction subsidiary (“Southeast Power”). Mr. Sottile, Mr. Wherry and Mr. Jones were the executive officers named in the Summary Compensation Table of Goldfield’s 2009 Proxy Statement. Mr. Sottile, Mr. Wherry and Mr. Jones are expected to be named in the Summary Compensation Table of Goldfield’s 2010 Proxy Statement.

Annual Incentive Compensation Earned in 2009. The Committee recommended to the Board of Directors, and the Board of Directors approved, an annual cash bonus award in the amount of $30,834.08 for Mr. Wherry, earned during 2009, which will be paid in 2010, pursuant to The Goldfield Corporation Performance-Based Bonus Plan (the “Plan”). The bonus award approved for Mr. Wherry was earned based upon quantitative measures established in and for 2009. Mr. Sottile requested that the Committee forego granting him a bonus award for 2009 and the Committee acceded to his request. Mr. Jones earned a bonus award in the amount of $25,986.26 during 2009, which will be paid in 2010, pursuant to the Plan. The criteria and methodology for determining Mr. Jones’s 2009 bonus were approved at the meeting of the Board of Directors held on March 10, 2009.

These bonuses are subject to increase or decrease based on audit adjustments made, if any, in connection with the finalization of the Company’s year-end financial statements.

Annual Incentive Compensation to be Earned in 2010. The Committee recommended to the Board of Directors, and the Board of Directors approved, bonus opportunities for Mr. Sottile, Mr. Wherry and Mr. Jones for 2010, in accordance with the provisions of the Plan. Mr. Sottile will have the opportunity to earn a bonus award up to a maximum of 50% of his base salary, and his bonus will be dependent upon the increase in Goldfield’s share price in 2010, an increase in Goldfield’s net income in 2010 and his overall executive performance in 2010, a non-quantitative factor incorporating an evaluation by the Committee of Mr. Sottile’s leadership, strategic planning, relationship management and human resources management. Mr. Wherry will have the opportunity to earn a bonus award up to a maximum of 50% of his base salary, and his bonus will be dependent upon an increase in Goldfield’s net income in 2010 and his overall executive performance in 2010, a non-quantitative factor incorporating an evaluation by the Committee of Mr. Wherry’s contributions with respect to financial management, Goldfield’s reporting and internal controls and other compliance initiatives. Mr. Jones will have the opportunity to earn a bonus award, which will be calculated as a percentage of the pre-tax earnings of Southeast Power, subject to adjustment for certain specified items, and will not be dependent upon any other factors. Mr. Wherry’s bonus opportunity increased as compared to the provisions of the Plan in effect for 2009 and bonus opportunities for Mr. Sottile and Mr. Jones are consistent with the 2009 Plan.

2010 Base Salary Increases. In accordance with the terms of his employment contract, effective January 1, 2010, Mr. Sottile’s base salary was scheduled to increase by an amount equal to the percentage increase over the preceding twelve months in the CPI. In light of the local and national economic conditions, Mr. Sottile elected to waive for 2010 the CPI increase and continue his salary reduction for calendar year 2010, notwithstanding improvements in Goldfield’s income and share price in 2009. For 2011 and future years, the formula prescribed by the Employment Agreement and the base figures will remain as determined in the Employment Agreement as though the waiver and the election for Mr. Sottile to continue his salary reduction for calendar year 2010 had not been made. As a result of this waiver and the election by Mr. Sottile to decrease his 2009 salary by five percent last year, Mr. Sottile’s base salary for 2010 is decreased from $474,820.61 to $438,728.36. A copy of the letter from Mr. Sottile to the Committee requesting the foregoing changes to his compensation is filed as Exhibit 10-1 to this Current Report on Form 8-K.

Goldfield will provide additional compensation information regarding the compensation paid to each of the named executives for the 2009 fiscal year in Goldfield’s proxy statement for the 2010 Annual Meeting of Shareholders, which is expected to be filed with the Securities and Exchange Commission in April 2010.

Item 9.01.	Financial Statements and Exhibits.

Exhibit	Description of Exhibit
10-1	Letter dated March 18, 2010 from John H. Sottile to the Benefits and Compensation Committee of the Board of Directors of The Goldfield Corporation.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Dated: March 24, 2010

THE GOLDFIELD CORPORATION

By:	/s/ STEPHEN R. WHERRY
Stephen R. Wherry
Senior Vice President, Chief Financial Officer, Treasurer and Assistant Secretary (Principal Financial and Accounting Officer)

EXHIBIT INDEX

Exhibit	Description of Exhibit
10-1	Letter dated March 18, 2010 from John H. Sottile to the Benefits and Compensation Committee of Board of Directors of The Goldfield Corporation.